Exhibit 99.5
Note

Up to US$142,000,000	November 19, 2009
          FOR VALUE RECEIVED, JJ Media Investment Holding Limited, a British Virgin Islands company (the “Borrower”), hereby promises to pay to Citibank, N.A. (the “Lender”), in lawful money of the United States of America, on the Maturity Date the principal sum of ONE HUNDRED AND FORTY-TWO MILLION UNITED STATES DOLLARS (US$142,000,000) or, if less, the aggregate principal amount outstanding of the Loans made by the Lender to the Borrower under the Margin Loan Agreement specified below and then outstanding, as evidenced on the books and records of the Lender. The Borrower also promises to pay interest on the outstanding unpaid principal amount hereof in like money, from the date hereof until such unpaid principal is paid in full, at the rates, at the times and in the manner provided in the Margin Loan Agreement (as defined herein) as well as all other amounts payable thereunder by the Borrower. This Note is a Note referred to in the Margin Loan Agreement, dated as of November 13, 2009, between the Borrower, Citibank, N.A., as administrative agent and collateral agent, the Lender and various other lenders party thereto (as amended from time to time, the “Margin Loan Agreement”) and is subject to and entitled to the benefits thereof and of the other Loan Documents. This Note is secured as provided in the Loan Documents. This Note is subject to optional prepayment under the conditions set forth in Section 2.03(a) and mandatory prepayment under the conditions set forth in Sections 2.03(b) and 8.02, in each case, in whole or in part, prior to the Maturity Date on the terms and conditions provided in the Margin Loan Agreement. The Lender may record transactions on the Note on the Schedule hereto.
          If an Event of Default shall occur and be continuing, the principal of and accrued interest on and other amounts relating to this Note may become or be declared to be due and payable in the manner and with the effect provided in the Margin Loan Agreement.
          The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.
          Capitalized terms used but not defined herein shall have the meanings given to them in the Margin Loan Agreement.
          THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAWS PRINCIPLES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

JJ Media Investment Holding Limited
By:	/s/ Jason Nanchun Jiang
	Name:	Jason Nanchun Jiang
	Title:	Director

SCHEDULE
TRANSACTIONS ON NOTE

		Amount of Interest		Principal
Date of		paid to or for the	Amount of	Balance	Grid Entry
Loan	Amount of Loan	account of Lender	Principal Paid	Outstanding	Made By

November 19, 2009	$138,000,000	—	—	$138,000,000